                                                                  EXHIBIT (p)(3)

                                 CODE OF ETHICS

                                       of

o     J.P. Morgan Alternative Asset Management, Inc.
o     JPMorgan Asset Management (UK) Ltd.
o     JPMorgan Capital Management LLC
o     JPMorgan Investment Advisors Inc.
o     J.P. Morgan Investment Management Inc.
o     Security Capital Research & Management Inc.

                             (collectively, "JPMAM")

                           Effective February 1, 2005
                          (REVISED SEPTEMBER 18, 2007)

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                                                                  CODE OF ETHICS
                                                       JPMorgan Asset Management

                                TABLE OF CONTENTS

1.    Introduction and Standards..................................................................................    1
      1.1.   Adoption of the Code of Ethics.......................................................................    1
      1.2.   Standards of Business Conduct........................................................................    1
      1.3.   General Definitions..................................................................................    2
2.    Reporting Requirements......................................................................................    3
      2.1.   Holdings Reports.....................................................................................    3
             2.1.1.  Content of Holdings Reports.................................................................     4
             2.1.2.  Timing of Holdings Reports..................................................................     4
      2.2.   Transaction Reports..................................................................................    4
             2.2.1.  Content of Transaction Reports..............................................................     4
             2.2.2.  Timing of Transaction Reports...............................................................     5
      2.3.   Consolidated Report..................................................................................    5
      2.4.   Exceptions from Reporting Requirements...............................................................    5
3.    Pre-approval of Certain Investments.........................................................................    5
4.    Additional Restrictions and Corrective Action under the Personal Trading Policy and other related Policies
      and Procedures..............................................................................................    5
      4.1.   Designated Broker Requirement........................................................................    5
      4.2.   Blackout Provisions..................................................................................    5
      4.3.   Minimum Investment Holding Period and Market Timing Prohibition......................................    6
      4.4.   Trade Reversals and Disciplinary Action..............................................................    6
5.    Books and Records to be Maintained by Investment Advisers...................................................    6
6.    Confidentiality.............................................................................................    7
7.    Conflicts of Interest.......................................................................................    7
      7.1.   Trading in Securities of Clients.....................................................................    7
      7.2.   Trading in Securities of Suppliers...................................................................    7
      7.3.   Gifts................................................................................................    7
      7.4.   Entertainment........................................................................................    8
      7.5.   Political and Charitable Contributions...............................................................    8
      7.6.   Outside Business Activities..........................................................................    8
8.    Training....................................................................................................    9

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                                                                  CODE OF ETHICS
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
9.    Escalation Guidelines.......................................................................................    9
      9.1.   Violation Prior to Material Violation................................................................    9
      9.2.   Material Violations..................................................................................    9

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                                                                  CODE OF ETHICS
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1.    INTRODUCTION AND STANDARDS

1.1.  ADOPTION OF THE CODE OF ETHICS

      This Code of Ethics for JPMAM (the "Code") has been adopted by the registered investment advisers named on the cover hereof in accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the "Advisers Act"). Rule 204A-1 requires, at a minimum, that an adviser's code of ethics set forth standards of conduct, require compliance with federal securities laws and address personal trading by advisory personnel.

      While all J.P. Morgan Chase & Co. ("JPMC") staff, including JPMAM Supervised Persons as defined below, are subject to the personal trading policies under the JPMC Code of Conduct, the JPMAM Code establishes more stringent standards reflecting the fiduciary obligations of JPMAM and its Supervised Persons. Where matters are addressed by both the JPMC Code of Conduct and this Code, Supervised Persons of JPMAM must observe and comply with the stricter standards set forth in this Code.

      JPMAM hereby designates the staff of its Compliance Department to act as designees for the respective chief compliance officers of the JPMAM registered investment advisers ("CCO") in administering this Code. Anyone with questions regarding the Code or its application should contact the Compliance Department.

1.2.  STANDARDS OF BUSINESS CONDUCT

      It is the duty of all Supervised Persons to place the interests of JPMAM clients before their own personal interests at all times and avoid any actual or potential conflict of interest. Given the access that Supervised Persons may have to proprietary and client information, JPMAM and its Supervised Persons must avoid even the appearance of impropriety with respect to personal trading, which must be oriented toward investment rather than short-term or speculative trading. Supervised Persons must also comply with applicable federal securities laws and report any violations of the Code promptly to the Compliance Department, which shall report any such violation promptly to the CCO.

      Access Persons, as defined below, must report, and JPMAM must review, their personal securities transactions and holdings periodically. See section 2. Reporting Requirements and the Personal Trading Policy for Investment Management Americas Staff (for internal use only), as defined below, for details regarding reporting procedures.

      Compliance with the Code, and other applicable policies and procedures, is a condition of employment. The rules, procedures, reporting and recordkeeping requirements contained in the Code are designed to prevent employees from violating the provisions of the Code. Failure by a Supervised Person to comply with the Code may adversely impact JPMAM and may constitute a violation of federal securities laws.

      The Compliance Department shall distribute to each Supervised Person a copy of the Code and any amendments, receipt of which shall be acknowledged in writing by the Supervised Person. Written acknowledgements shall be maintained by the Compliance Department in accordance with section 5. Books and Records to be Maintained by Investment Advisers. The form of acknowledgment shall be determined by the Compliance Department.

      At least annually, each CCO must review the adequacy of the Code and the policies and the procedures herein referenced.

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                                                                  CODE OF ETHICS
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1.3.  GENERAL DEFINITIONS

            (a)   SUPERVISED PERSONS include:

            (1) Any partner, officer, director (or other person occupying a similar status or performing similar functions) and employees of JPMAM;

            (2) All employees of entities affiliated with JPMAM that have been authorized by the Office of the Corporate Secretary to act in an official capacity on behalf of a legal entity within JPMAM, sometimes referred to as "dual hatted" employees;

            (3) Certain consultants as well as any other persons who provide advice on behalf of JPMAM and are subject to JPMAM's supervision and control; and

            (4)   All Access Persons, as defined in paragraph (b).

            (b) ACCESS PERSONS include any partner, officer, director (or other person occupying a similar status or performing similar functions) of JPMAM, as well as any other Supervised Person who:

            (1) Has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any registered fund advised or sub-advised by JPMAM; or

            (2) Is involved in making securities recommendations to clients, including Funds, or who has access to such recommendations that are nonpublic.

            (c) ASSOCIATED ACCOUNT refers to an account in the name or for the direct or indirect benefit of a Supervised Person or a Supervised Person's spouse, domestic partner, minor children and any other person for whom the Supervised Person provides significant financial support, as well as to any other account over which the Supervised Person or any of these other persons exercise investment discretion, regardless of beneficial interest. Excluded from Associated Accounts are any 401(k) and deferred compensation plan accounts for which the Supervised Person has no investment discretion.

            (d) AUTOMATIC INVESTMENT PLAN means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

            (e) BENEFICIAL OWNERSHIP is interpreted to mean any interest held directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, or any pecuniary interest in equity securities held or shared directly or indirectly, subject to the terms and conditions set forth under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934. A Supervised Person who has questions regarding the definition of this term should consult the Compliance Department. PLEASE
                  NOTE: Any report required under section 2. Reporting Requirements may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

            (f) CLIENT refers to any entity (e.g., person, corporation or Fund) for which JPMAM provides a service or has a fiduciary responsibility.

            (g) FEDERAL SECURITIES LAWS means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 ("1940 Act"), the Advisers Act, Title V of the Gramm-Leach-Bliley Act (1999), any rules adopted

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                                                                  CODE OF ETHICS
                                                       JPMorgan Asset Management

                  by the Securities and Exchange Commission ("SEC") under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted there under by the SEC or the Department of the Treasury.

            (h)   FUND means an investment company registered under the 1940
                  Act.

            (i) INITIAL PUBLIC OFFERING means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

            (j) JPMAM is an abbreviation for JPMorgan Asset Management, the asset management business of JPMorgan Chase & Co. Within the context of this document, JPMAM refers to the U.S. registered investment advisers of JPMorgan Asset Management identified on the cover of this Code.

            (k) LIMITED OFFERING means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505 or 506 there under.

            (l) PERSONAL TRADING POLICY refers to the Personal Trading Policy for Investment Management Americas Staff and/or the Personal Investment Policy for JPMAM Employees in EMEA, Asia and Japan, as applicable, and the procedures there under.

            (m) REPORTABLE SECURITY means a security as defined under section 202(a)(18) of the Advisers Act held for the direct or indirect benefit of an Access Person, including any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. Also included in this definition are open-end mutual funds (except as noted below) and exchange traded funds. Excluded from this definition are:

            (1)   Direct obligations of the Government of the United States;

            (2) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

            (3)   Shares issued by money market funds; and

            (4) Shares of other types of mutual funds, unless JPMAM acts as the investment adviser, sub-adviser or principal underwriter for the Fund.

2.    REPORTING REQUIREMENTS

2.1.  HOLDINGS REPORTS

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                                                                  CODE OF ETHICS
                                                       JPMorgan Asset Management

      Access Persons must submit to the Compliance Department a report, in the form designated by the Compliance Department, of the Access Person's current securities holdings that meets the following requirements:

2.1.1. Content of Holdings Reports

      Each holdings report must contain, at a minimum:

            (a) The name of any broker, dealer or bank with which the Access Person maintains an Associated Account in which any Reportable Securities are held for the Access Person's direct or indirect benefit, as well as all pertinent Associated Account details (e.g., account title, account number, etc.);

            (b) The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership; and

            (c)   The date the Access Person submits the report.

2.1.2. Timing of Holdings Reports

      Access Persons must each submit a holdings report:

            (a) No later than 10 days after the person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

            (b) At least once each 12-month period thereafter on January 30, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

2.2.  TRANSACTION REPORTS

      Access Persons must submit to the Compliance Department quarterly securities transactions reports, in the form designated by the Compliance Department, that meet the following requirements:

2.2.1. Content of Transaction Reports

      Each transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

            (a) The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

            (b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

            (c) The price of the security at which the transaction was effected;

            (d) The name of the broker, dealer or bank with or through which the transaction was effected; and

            (e)   The date the Access Person submits the report.

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                                                                  CODE OF ETHICS
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2.2.2. Timing of Transaction Reports

      Each Access Person must submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter.

2.3.  CONSOLIDATED REPORT

      At the discretion of the Compliance Department, the form of annual holdings report may be combined with the form of the concurrent quarterly transaction report, provided that such consolidated holdings and transaction report meets, at a minimum, the timing requirements of both such reports if submitted separately.

2.4.  EXCEPTIONS FROM REPORTING REQUIREMENTS

      An Access Person need not submit:

            (a) Any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control;

            (b) A transaction report with respect to transactions effected pursuant to an automatic investment plan;

            (c) A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Compliance Department holds in its records so long as the Compliance Department receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

3.    PRE-APPROVAL OF CERTAIN INVESTMENTS

      Supervised Persons must obtain approval from the Compliance Department before they directly or indirectly acquire beneficial ownership in any reportable security, including initial public offerings and limited offerings. The Personal Trading Policy shall set forth the Compliance pre-clearance procedures as well as any exceptions to the pre-clearance requirement.

4. ADDITIONAL RESTRICTIONS AND CORRECTIVE ACTION UNDER THE PERSONAL TRADING POLICY AND OTHER RELATED POLICIES AND PROCEDURES

      In furtherance of the standards for personal trading set forth herein, JPMAM shall maintain a Personal Trading Policy with respect to the trading restrictions and corrective actions discussed under this section 4, and such other restrictions as may be deemed necessary or appropriate by JPMAM.

4.1.  DESIGNATED BROKER REQUIREMENT

      Any Associated Account, except as otherwise indicated in the Personal Trading Policy, must be maintained with a Designated Broker, as provided under the JPMC Code of Conduct and the Personal Trading Policy.

4.2.  BLACKOUT PROVISIONS

      The personal trading and investment activities of Supervised Persons are subject to particular scrutiny because of the fiduciary nature of the business. Specifically, JPMAM must avoid even the appearance that its Supervised Persons conduct personal transactions in a manner that conflicts with the firm's investment activities on behalf of clients. Towards this end, Supervised Persons may be restricted from conducting personal investment transactions during certain

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                                                                  CODE OF ETHICS
                                                       JPMorgan Asset Management

      periods ("Blackout Periods"), and may be instructed to reverse previously completed personal investment transactions (see section 4.4). Additionally, the Compliance Department may restrict the personal trading activity of any Supervised Person if such activity has the appearance of violating the intent of the blackout provision or is deemed to present a possible conflict of interest.

      The Blackout Periods set forth in the Personal Trading Policy may reflect varying levels of restriction appropriate for different categories of Supervised Persons based upon their level of access to nonpublic client or proprietary information.

4.3.  MINIMUM INVESTMENT HOLDING PERIOD AND MARKET TIMING PROHIBITION

      Supervised Persons are subject to a minimum holding period, as set forth under the Personal Trading Policy, for all transactions in Reportable Securities, as defined under section 1.3.

      Supervised Persons are not permitted to conduct transactions for the purpose of market timing in any Reportable Security. Market timing is defined as an investment strategy using frequent purchases, redemptions, and/or exchanges in an attempt to profit from short-term market movements.

      Please see the Personal Trading Policy for further details on transactions covered or exempted from the minimum investment holding period.

4.4.  TRADE REVERSALS AND DISCIPLINARY ACTION

      Transactions by Supervised Persons are subject to reversal due to a conflict (or appearance of a conflict) with the firm's fiduciary responsibility or a violation of the Code or the Personal Trading Policy. Such a reversal may be required even for a pre-cleared transaction that results in an inadvertent conflict or a breach of black out period requirements under the Personal Trading Policy.

      Disciplinary actions resulting from a violation of the Code will be administered in accordance with related JPMAM policies governing disciplinary action and escalation. All violations and disciplinary actions will be reported promptly by the Compliance Department to the JPMAM CCO. Violations will be reported at least quarterly to the firm's executive committee and, where applicable, to the directors or trustees of an affected Fund.

      Violations by Supervised Persons of any laws that relate to JPMAM's operation of its business or any failure to cooperate with an internal investigation may result in disciplinary action up to and including immediate dismissal and, if applicable, termination of registration.

5.    BOOKS AND RECORDS TO BE MAINTAINED BY INVESTMENT ADVISERS

            (a) A copy of this Code and any other code of ethics adopted by JPMAM pursuant to Rule 204A-1 that has been in effect during the past five years;

            (b) A record of any violation of the Code, and any action taken as a result of that violation;

            (c) A record of all written acknowledgments for each person who is currently, or within the past five years was, a Supervised Person of JPMAM;

            (d) A record of each report made by an Access Personas required under section 2. Reporting Requirements;

            (e) A record of the names of persons who are currently, or within the past five years were, Access Persons;

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                                                                  CODE OF ETHICS
                                                       JPMorgan Asset Management

            (f) A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Supervised Persons under section 3. Pre-approval of Certain Investments, for at least five years after the end of the fiscal year in which the approval is granted; and

            (g) Any other such record as may be required under the Code or the Personal Trading Policy.

6.    CONFIDENTIALITY

      Supervised Persons have a special responsibility to protect the confidentiality of information related to customers. This responsibility may be imposed by law, may arise out of agreements with customers, or may be based on policies or practices adopted by the firm. Certain jurisdictions have regulations relating specifically to the privacy of individuals and/or business and institutional customers. Various business units and geographic areas within JPMC have internal policies regarding customer privacy.

      The foregoing notwithstanding, JPMAM and its Supervised Persons must comply with all provisions under the Bank Secrecy Act, the USA Patriot Act and all other applicable federal securities laws, as well as applicable anti-money laundering and know your client policies, procedures and training requirements of JPMAM and JPMC.

7.    CONFLICTS OF INTEREST

      With regards to each of the following restrictions, more detailed guidelines may be found under the applicable JPMAM policy and/or the JPMC Code of Conduct.

7.1.  TRADING IN SECURITIES OF CLIENTS

      Supervised Persons should not invest in any securities of a client with which the Supervised Person has or recently had significant dealings or responsibility on behalf of JPMAM if such investment could be perceived as based on confidential information.

7.2.  TRADING IN SECURITIES OF SUPPLIERS

      Supervised Persons in possession of information regarding, or directly involved in negotiating, a contract material to a supplier of JPMAM may not invest in the securities of such supplier. If you own the securities of a company with which we are dealing and you are asked to represent JPMorgan Chase in such dealings you must:

            (a) Disclose this fact to your department head and the Compliance Department; and

            (b) Obtain prior approval from the Compliance Department before selling such securities.

7.3.  GIFTS

      A conflict of interest occurs when the personal interests of Supervised Persons interfere or could potentially interfere with their responsibilities to the firm and its clients. Supervised Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Supervised Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the Supervised Person. More specific guidelines are set forth under the JPMC Code of Conduct and operating procedures for the JPMAM Gift, Entertainment and Political Contributions Database. Supervised Persons are

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                                                       JPMorgan Asset Management

      required to log all gifts subject to reporting into the JPMAM Gift, Entertainment and Political Contributions Database and any violations of JPMAM Gift & Entertainment Polices are subject to the Escalation Guidelines.

7.4.  ENTERTAINMENT

      No Supervised Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of JPMAM. Supervised Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present, and only to the extent that such entertainment is permissible under the JPMC Code of Conduct and operating procedures for the JPMAM Gift, Entertainment and Political Contributions Database. Supervised Persons are required to log all entertainment subject to reporting into the JPMAM Gift, Entertainment and Political Contributions Database and any violations of JPMAM Gift & Entertainment Polices are subject to the Escalation Guidelines.

7.5.  POLITICAL AND CHARITABLE CONTRIBUTIONS

      Supervised Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. In addition, Supervised Persons are prohibited from considering JPMAM's current or anticipated business relationships as a factor in soliciting political or charitable donations. Additional restrictions, disclosures and other requirements regarding political activities are described under the JPMC Code of Conduct. Supervised Persons are required to pre-clear all political contributions to the election campaigns of non-federal level candidates and PACs. The Code of Ethics now specifically requires that employees log all gift and entertainment occurrences into the Gift, Entertainment and Political Contributions Database and makes violations of JPMAM Gift & Entertainment Polices subject to the Escalation Guidelines.

7.6.  OUTSIDE BUSINESS ACTIVITIES

      A Supervised Person's outside activities must not reflect adversely on the firm or give rise to a real or apparent conflict of interest with the Supervised Person's duties to the firm or its clients. Supervised Persons must be alert to potential conflicts of interest and be aware that they may be asked to discontinue any outside activity if a potential conflict arises. Supervised Persons may not, directly or indirectly:

            (a) Accept a business opportunity from someone doing business or seeking to do business with JPMAM that is made available to the Supervised Person because of the individual's position with the firm.

            (b)   Take for oneself a business opportunity belonging to the firm.

            (c) Engage in a business opportunity that competes with any of the firm's businesses.

      More specific guidelines are set forth under the conflicts of interest policy of JPMAM and under the JPMC Code of Conduct. Procedures and forms for pre-clearance of these activities by the Office of the Secretary of JPMC are available in the JPMC Procedures for Pre-Clearance of Outside Activities Referenced in the JPMC Code of Conduct. Supervised Persons must seek a new clearance for a previously approved activity whenever there is any material change in relevant circumstances, whether arising from a change in your job or association with JPMAM or in your role with respect to that activity or organization. You are required to be continually alert to any real or apparent conflicts of interest with respect to investment management activities and promptly disclose any such conflicts to Compliance and the Office of the Corporate Secretary.

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                                                       JPMorgan Asset Management

      You must also notify the Office of the Secretary of JPMC when any approved outside activity terminates.

      Regardless of whether an activity is specifically addressed under JPMAM policies or the JPMC Code of Conduct, Supervised Persons should disclose any personal interest that might present a conflict of interest or harm the reputation of the firm.

8.    TRAINING

      There are several mandatory training courses given each year by Compliance (e.g., AML, Privacy, and Code of Conduct). Failure to attend and/or complete required Compliance training courses will now be subject to the Escalation Guidelines.

9.    ESCALATION GUIDELINES

      Compliance maintains the Escalation Guidelines, which is applicable to employees of J.P. Morgan Alternative Asset Management, JPMorgan Capital Management, JPMorgan Investment Advisors, J.P. Morgan Investment Management and Security Capital Research & Management. Please note, the Escalation Guidelines is an internal Compliance document and is used to notify Group Heads and/or Managers of appropriate action that needs to be taken.

9.1.  VIOLATION PRIOR TO MATERIAL VIOLATION

      While the Group Head is notified of all violations, he/she is now required to have a face-to-face meeting with the employee when the employees' next violation would be considered material, in order to stress the importance of the requirement and inform the employee about the ramifications for not following the policy. The employee is also required to acknowledge, in writing, (form to be provided by Compliance) that he/she is aware of the ramifications for noncompliance and he/she will be compliant going forward. The written acknowledgement is signed by both the employee and Group Head, and returned to Compliance for record keeping.

9.2.  MATERIAL VIOLATIONS

      All material violations now require the Group Head and HR to have a face-to-face meeting with the employee and to document the meeting specifics in the employee's personnel file. Once again, the employee will be required to acknowledge in writing the material nature of the violation and that he/she will be compliant going forward. The written acknowledgement, signed by both the employee and Group Head, will be returned to Compliance and HR for record keeping. There will now be a mandated suspension of trading privileges for six months for all material violations regardless of type. Transactions may be allowed for hardship reasons, but require pre-clearance by Compliance and the Group Head.

      A list of all individuals who have received material violations will be circulated to the appropriate Group Head and Eve Guernsey on a periodic basis and will be a factor in the employee's annual compensation.

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